CODE OF ETHICS AND

INSIDER TRADING POLICY AND PROCEDURES

October 2015

As Revised January 2016

TABLE OF CONTENTS

I.	Definitions		3
II.	Confidentiality		5
III.	Personal Trading Activities		6
	A.	Prohibited Activities	6
		1. Blackout Periods	7
		2. Short-Term Trading	7
	B.	Pre-Clearance Requirements	7
		1. Exempted Transactions	8
		2. Discretionary Accounts	8
	C.	Allowable Activities	9
		1. Private Placements	9
		2. Investment Clubs	9
	D.	Independent and Non-Employee Trustees/Directors	9
IV.	Reporting Requirements		10
	A.	Initial/Annual Holdings Report	10
	B.	Quarterly Transaction Reports	10
	C.	Reporting Requirements for 401(k) Accounts	10
	D.	Annual Certification of Compliance	11
	E.	Independent and Non-Employee Trustees/Directors	11
V.	Access Person Use of Personal Trading Assistant (PTA) System		12
VI.	Directorships		13
	A.	General Rule – For-Profit Companies	13
	B.	General Rule – Non/Not-For-Profit Companies	13
	C.	Subsequent Investment Management Activities	13
VII.	Review and Enforcement		13
	A.	Review	13
	B.	Violations	14
	C.	Enforcement	14
VIII.	Confidentiality of Records and Reports		15
IX.	Insider Trading Policy and Procedures		15
	A.	Scope of Policy Statement	15
	B.	Policy Statement on Insider Trading	16
	C.	Penalties for Insider Trading	17
	D.	Contacts with Public Companies	18
	E.	Tender Offers	18
X.	Notices		18
XI.	Education		19
XII.	Discretionary Authority of CCO		19
	Exhibit I – Securities Reporting for Access Persons
	Exhibit II – List of Electronic Reporting Firms
	Attachment A – Form Letter for Discretionary Accounts
	Attachment B – Application to serve on For-Profit Company Board
	Attachment C – Report of Directorship/Relationship Involvement

Applicability

This Code of Ethics (the “Code”) applies to Calvert Investments, Inc., including its subsidiaries Calvert Investment Management, Inc., Calvert Investment Distributors, Inc., Calvert Investment Services, Inc. and Calvert Investment Administrative Services, Inc. (collectively “Calvert”). The Code applies to all Calvert Associates.

Introduction

The Code was developed in accordance with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”), and the Insider Trading and Securities Fraud Enforcement Act of 1988, which require, among other things, the adoption of a written code of ethics by all investment advisors, investment companies and their principal underwriters.1 The Code is designed to set standards of business conduct for all Trustees/Directors, Officers and Associates of Calvert and the Calvert Funds. It is designed to promote ethical standards when dealing with the public, ensure compliance with regulatory requirements and to prevent inappropriate trading practices. Active leadership and integrity of management dictates these principles be diligently implemented and monitored.

The following general fiduciary principles and standards of business conduct shall govern personal investment activities and the interpretation and administration of this Code:

•	The interests of Calvert’s Clients, including Calvert Fund shareholders, must be placed first at all times;
•	All personal securities transactions must be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;
•	Access Persons should not take inappropriate advantage of their positions; and
•	Access Persons must comply with the applicable federal securities laws.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty to Calvert’s Clients and Calvert Fund shareholders.

1 In general, Rule 17j-1 under the 1940 Act makes it unlawful, in connection with the purchase or sale by an officer, director or employee of an investment company or of an investment adviser or principal underwriter to an investment company, of securities held or to be acquired by the investment company, for any such person to engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the investment company or to engage in a manipulative practice with respect to the investment company.

I. Definitions

1.	“Access Person” for the purposes of this Code, means all Calvert Associates and any trustee/director or officer of Calvert or the Calvert Funds. In addition, the Chief Compliance Officer may designate any person, including a temporary employee, an intern, or an independent contractor or consultant, as an Access Person.

2.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

3.	A security is “being considered for purchase or sale” once a recommendation has been documented, communicated and under serious evaluation by the purchaser or seller. Evidence of consideration may include such things as approved recommendations in current research reports, pending or active order tickets, and a watch list of securities under current evaluation.

4.	“Beneficial Interest” means a “direct or indirect pecuniary interest,” which is the opportunity to profit directly or indirectly from a transaction in securities. An Access Person is presumed to have a beneficial interest in securities held by members of his or her immediate family sharing the same household (i.e., spouse and children), or by certain partnerships, trusts, corporations, or other arrangements. See Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

5.	“Brokerage Account” means an account held at a licensed/registered brokerage firm in which Securities may be bought and sold.

6.	“Calvert Associate” or “Associate” means an employee of Calvert Investments, Inc. or any of its subsidiaries.

7.	Chief Compliance Officer (“CCO”) means the Chief Compliance Officer of Calvert Investment Management, Inc., who shall be primarily responsible for administration of the Code, in consultation with the Chief Compliance Officers of Calvert Investment Distributors, Inc. and the Calvert Funds.

8.

“Client” means (1) any investment company registered under the 1940 Act or series thereof for which Calvert Investment Management, Inc. serves as investment adviser and Calvert Investment Distributors, Inc. serves as underwriter and distributor (each a Calvert Fund and collectively the Calvert Funds); (2) any un-affiliated investment company registered under the 1940 Act or series thereof for which Calvert Investment Management, Inc. serves as investment adviser or sub-adviser; or (3) any separate account, separately managed account or other private account for which Calvert Investment Management, Inc. serves as adviser or sub-adviser.

9.	“Control” means, among other things, the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. See Section 2(a)(9) of the 1940 Act.

10.	“Independent Trustee/Director” means a Trustee or Director of a Calvert Fund who is not an “interested person” of the fund within the meaning of Section 2(a)(19) of the 1940 Act.

11.	An “Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

12.	“Investment Personnel” with respect to any Client, means any Access Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for that Client.

13.	“Non-Employee Trustee/Director” means any Interested Trustee or Director of Calvert or the Calvert Funds who is not a Calvert Associate.

14.	“Non-Reportable Securities” means: (1) direct obligations of the Government of the United States; (2) money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; (3) shares of money market funds; (4) shares of non-Calvert affiliated open-end investment companies; (5) holdings in 529 Plans if the Plan is invested exclusively in non-Calvert affiliated mutual funds; and (6) units of a unit investment trust if the unit investment trust is invested exclusively in non-Calvert affiliated mutual funds.

15.	“PTA System” refers to the Personal Trading Assistant system, administered by SunGard, and implemented to automate the reporting requirements under the Code of Ethics (including processing of pre-clearance requests, quarterly and annual reporting, and annual certifications).

16.	“Purchase or sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

17.	“Reportable Securities” means all Securities other than those listed above as Non-Reportable Securities.

18.	“Security” means a security as defined in Section 202(a)(18) of the Advisers Act.[2]

II.	Confidentiality

Access Persons, including for the purposes of this Section II, interns and temporary employees, must keep information about Calvert’s Clients and Calvert Fund shareholders (including former Clients and shareholders) in strict confidence, including the Client/shareholder’s identity (unless the Client/shareholder has consented), financial circumstances, security holdings, and advice furnished to the Client/shareholder by the firm. Access Persons shall not disclose to persons outside the firm any material nonpublic information about any Client or shareholder, the securities investments made by the firm on behalf of a Client or shareholder, information about contemplated securities transactions, or information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of a Client or shareholder, or for other legitimate business purposes.

In addition, to ensure that some Clients/shareholders or competitors are not able to receive portfolio information earlier than other Clients/shareholders or competitors and to ensure that the information is no longer material to affect the firm’s trading strategies, all Access Persons are required to comply with the provisions of the Portfolio Holdings Disclosure Policy.

Access Persons are prohibited from disclosing non-public information concerning Clients or securities transactions to non-Calvert Associates, except for legitimate business purposes. Any questions about the propriety of information being shared should be directed to the CCO.

Further, Access Persons shall not originate or circulate in any manner a rumor concerning any security which the Associate knows or has reasonable grounds for believing is false or misleading or would improperly influence the market price of such security.

2 ‘‘Security’’ means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ‘‘security’’, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

III.	Personal Trading Activities

A.	Prohibited Activities

The Code of Ethics imposes the following general obligations:

•	Information concerning the purchase and sale of securities learned in connection with an Access Person’s employment is property of Calvert and/or its Clients and may not be used for personal benefit.
•	Fiduciary duties mandate suitable investment opportunities be presented first to Calvert and its Clients and should only be exercised for personal benefit after full disclosure and approval from the CCO or designee.
•	Material inside information must be kept confidential and restricts trading of securities.
•	Front running, market manipulation and deceptive trading practices are abusive techniques prohibited by these procedures and may result in fines, termination or legal actions by Calvert or third parties.
•	Access Persons must not engage in market timing of the Calvert Funds. This prohibition includes Calvert Funds held directly with Calvert as well as those held in any account in which the Access Person has Beneficial Interest (including 401(k) accounts).
•	Access Persons are prohibited from purchasing Initial Public Offerings (“IPO”), which is a corporation’s first offering of stock to the public, including secondary issues of equity.[3]
•	Access Persons must not trade in a security based on knowledge that the security is being considered for purchase or sale for a Client.
•	Access Persons must not engage in transactions that create a conflict of interest including but not limited to inappropriately making decisions on behalf of a Client regarding securities or private placements personally owned by the Access Person.

Temporary employees and interns at Calvert are subject to this Code of Ethics as they potentially have the same access to information as permanent employees; however, recognizing the short-term nature of this type of arrangement with Calvert, temporary employees and interns are not subject to using the PTA system unless so directed by the CCO; but rather, are restricted in their ability to trade securities. Accordingly, temporary employees and interns who have not been instructed to use the PTA system are prohibited from purchasing or selling securities during their tenure with Calvert, unless having received prior written approval from the CCO.

3 FINRA Rule 5130 prohibits FINRA members from selling a “new issue” to any account in which an affiliated person of a FINRA member has a beneficial interest.

1.	Blackout Periods

a.	All Access Persons

All Access Persons are prohibited from buying or selling a security (that requires preclearance) which has been purchased or sold on behalf of a Client within the preceding seven (7) days.

b.	Investment Personnel

No Investment Personnel of a Client Account shall buy or sell a security (that requires preclearance) within seven (7) days before and after that the security has been purchased or sold on behalf of a Client.

c.	Exemption from Blackout Periods

The CCO may exempt from the prohibitions in this section certain trades during blackout periods that coincide with trading by certain Client Accounts (e.g., index funds).

2.	Short-Term Trading

Access Persons are generally prohibited from the purchase and sale or sale and purchase of a security (that requires preclearance) within 60 calendar days. Exceptions may be granted on a case-by-case basis by the CCO.

B.	Pre-Clearance Requirements

All Access Persons are required to obtain pre-clearance for trades in Securities and private placements, in accounts in which he or she has Beneficial Interest or exercises control/trading discretion. Except as noted below, no transaction in Securities may be effected without a properly obtained pre-clearance.

Requests for pre-clearance approval are made through the PTA system, as discussed further below under Section V. The PTA system will process the pre-clearance request automatically. If there is a problem, the CCO or designee will contact the requester to further discuss the request and determine if it will be approved or denied.

The pre-clearance authorization shall be valid for same-day execution only. The window for preclearance will open at 10:00 a.m. EST, and all transactions must be completed by the close of business at 5:30 p.m. that same day. If the order for a personal Securities transaction is not placed by the close of business on the day on which it is obtained, a new authorization must be obtained.

Please note that obtaining pre-clearance approval will not excuse an Access Person from the general prohibitions listed in the Code or the Policies and Procedures designed to prevent insider trading.

1.	Exempted Transactions

The following transactions are exempt from the Pre-Clearance Requirements, but may be subject to the Reporting Requirements set forth below in Section IV:

•	The sale and/or purchase of Non-Reportable Securities (see definition above);
•	Transactions in Calvert Funds;
•	Transactions effected through an automatic investment plan (e.g., dividend reinvestment plan);
•	Acquisitions through stock dividend plans, spin-offs or other distributions applied to all holders of the same class of securities (corporate actions);
•	Acquisitions through gifts or bequests;
•	Acquisitions pursuant to an automatic investment plan; or
•	Trades in variable insurance products.

2.	Discretionary Accounts

Transactions in accounts for which investment discretion has been assigned to a financial advisor, registered representative, or other financial professional (“Financial Professional”) are generally exempt from the Pre-Clearance Requirements, but may be subject to the Reporting Requirements set forth below in Section IV. If investment discretion has been granted to a Financial Professional”, an Access Person must provide their Financial Professional with a letter, in the form provided by the CCO or designee (see Attachment A to this Code of Ethics), and the letter must be completed and returned to the attention of the CCO or designee. Once documented, the purchase or sale of a security on behalf of an Access Person, pursuant to this disclaimer, will not be subject to the pre-clearance requirements; however, all other aspects of this Code must be adhered to. For example, IPOs cannot be purchased for your account by your financial advisor even though discretion has been granted. You must provide a copy of the Code of Ethics to your financial advisor, as their trading activity in your account could result in a violation for which you will be held accountable.

C.	Allowable Activities

1.	Private Placements

All private placement requests must be submitted in writing (which may be by e-mail) to the CCO or designee, and the proposed transaction will be approved only after considering, among other facts, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to the person by virtue of the person’s position with the firm (i.e., as Investment Personnel). Investment Personnel who have acquired a Beneficial Interest in a private placement are required to disclose their Beneficial Interest to the CCO. If any such Investment Personnel are subsequently involved in a decision to buy or sell a Security from the same issuer for a Client, then the decision to purchase or sell the Security must be independently authorized by a Portfolio Manager with no personal interest in the issuer.

The CCO shall maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of private placements.

2.	Investment Clubs

Access Persons may participate in an investment club; however the account must be treated as any other brokerage account. An Access Person who is a member of an investment club is required to pre-clear club transactions. Execution of non-pre-cleared trades made by the investment club will result in a violation for the Access Person. When forming or joining an investment club, the following must be provided to Legal/Compliance:

•	A copy of the investment club’s bylaws;
•	Upon request, any additional information about the investment club, including a list of the members in the club and an indication if any members are employees or associated persons of Calvert or Ameritas; and
•	The contact person for the investment club in case of questions.

D.	Independent and Non-Employee Trustees/Directors

Independent Trustees/Directors and Non-Employee Trustees/Directors deemed Access Persons solely by reason of being a Trustee/Director are not subject to the provisions of sections A.1, A.2, B and C of this Article III, and may invest in IPOs and make other investments without disclosure, review or approval from the CCO (except for the reporting requirements as set forth below at Section IV.E) so long as any such investment is consistent with that Trustee/Director’s fiduciary duty to Clients, including the Calvert Funds and Fund shareholders.

IV.	Reporting Requirements

Unless an exception is granted, within 90 days’ of employment, all Access Persons are required to maintain their Brokerage Accounts with an electronic reporting firm (See Exhibit I to this Code of Ethics).

A.	Initial/Annual Holdings Report

No later than ten (10) business days after becoming an Access Person, and annually thereafter, each Access Person must report all personal holdings of Reportable Securities to the CCO, using the PTA system. The initial and annual reports must be current as of a date not more than 45 days before the report is submitted. Any reports of initial/annual holdings that are not submitted by the date they are due may be considered late and reported as violations of the Code of Ethics. Any report of initial/annual holdings shall contain the following information:

a.	The title, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Interest, or over which the Access Person has the ability to exercise control/trading discretion; and

b.	The name of any broker, dealer, or bank with whom the Access Person maintains an account in which any Reportable Securities were held for the direct or indirect benefit of the Access Person, or over which the Access Person has the ability to exercise control/trading discretion.

B.	Quarterly Transaction Reports

All personal securities transactions involving Reportable Securities must be reported to the CCO on no less than a quarterly basis. As set forth above, an Access Person must satisfy his or her quarterly reporting requirement by maintaining all Brokerage Accounts in which Reportable Securities are held with an electronic reporting firm.

C.	Reporting Requirements for 401(k) Accounts

Access Persons must report the existence of any 401(k) account established by another employer, but generally need not disclose the holdings in the account unless such securities are Reportable Securities (e.g., the employer’s equity securities). Additionally, for the purposes of a 401(k) account maintained by another employer, Access Persons effecting any otherwise reportable transaction therein will be required to receive pre-clearance approval for such transactions using the PTA system. If the account is subsequently rolled over into any account (other than the Access Person’s Calvert/Ameritas 401(k) account), the resulting account and all holdings therein will be subject to the full provisions of the Code of Ethics.

There are no reporting requirements under this Code applicable to an Access Person’s Calvert/Ameritas 401(k) account. Access Persons are not required to pre-clear elections or when changing their salary deferred contribution percentages.

D.	Annual Certification of Compliance

Annually the CCO or designee will contact all Calvert Associates for certification of compliance with the Code of Ethics and Insider Trading Policy and Procedures, as well as certification to the completeness of his/her financial records, as captured by the PTA system; to be submitted via the PTA system within the proscribed time period imposed by the CCO. Failure to complete all certifications within the proscribed time period may be treated as a violation of the Code of Ethics.

All Access Persons are required to certify annually that they have:

1.	received, read and understand the Code of Ethics;
2.	complied with the provisions of the Code of Ethics;
3.	disclosed all Brokerage Accounts;
4.	disclosed all Reportable Securities owned; and
5.	not, and will not, effect transactions in Calvert Funds based on material nonpublic information.

See Exhibit I “Securities Reporting for Access Persons” for a summary of the Reporting and Pre-Clearance Requirements by Security Type.

E.	Independent and Non-Employee Trustees/Directors

Independent Trustees/Directors and Non-Employee Trustees/Directors deemed Access Persons solely by reason of being a Trustee/Director, need not make any report or certification otherwise required by the Article IV unless the Trustee/Director knew or, in the ordinary course of fulfilling his or her official duties as a Trustee/Director, should have known (at the time of his or her transaction) that during the 15-day period immediately before and after the Trustee/Director’s transaction in a Reportable Security, that Reportable Security was purchased or sold, or was considered for purchase or sale for, a Client including the Calvert Funds.

V.	Access Person Use of Personal Trading Assistant (PTA) System

Calvert has implemented the Personal Trading Assistant (PTA) system, through which each Access Person reports, among other things, his or her Brokerage Accounts and Reportable Securities. PTA is an automated reporting process, through which brokerage statements and confirmations are submitted electronically, thereby allowing several screens to be run on each securities transaction to confirm that there have been no compliance violations.

On their start date or promptly thereafter, the Access Person will receive an e-mail providing him/her with a temporary login name and password. Within ten (10) business days from their start date, the Access Person must log onto the system and certify to the Code of Ethics, as well as disclosure of their Brokerage Accounts and initial holdings, as reported pursuant to Section IV.A above.

Each Access Person must certify his/her compliance with the Code of Ethics annually, as well as annually certify to the correctness of the securities holdings as submitted through the PTA system.

Note: Each Access Person (other than Independent and Non-Employee Trustees/Directors), regardless of whether he or she has a Brokerage Account, has an account established in, and is required to submit pre-clearance requests for political contributions, report gifts and entertainment, and complete all required certifications (Calvert Code of Ethics, Ameritas Companies Code of Business Conduct and Ethics, Brokerage Account(s), Initial Holdings, Transactions in Calvert Funds, Calvert Social Media Policy and Calvert Telephone, E-mail, Workstation and Internet Use Policy), through the PTA system.

While Calvert utilizes the PTA system to preclear political contributions requests, report gifts and entertainment, and to annually complete certifications for the Ameritas Companies Code of Business Conduct and Ethics, Calvert Social Media Policy and Calvert Telephone, E-Mail, Workstation and Internet Use Policy, these requirements are separate and distinct from, and operate independently from the Code.

In general, all Pre-Clearance Requests (per Section III.B. above), Reports of Initial and Annual Holdings (per Section IV above), Political Contribution Pre-Clearance Requests (see separate policy) and Reports of Gifts and Entertainment (see separate policy), are to be submitted via the PTA system.

See the separate “Frequently Asked Questions About Calvert’s Code of Ethics and The Personal Trading Assistant (PTA) System” for general guidance on the reporting requirements and use of the PTA system.

VI.	Directorships

A.	General Rule – For-Profit Companies

Calvert Associates may serve on the board of directors of a publicly held or private for-profit company, provided prior written approval is granted by the Boards of Directors/Trustees of Calvert Investments, Inc. and the Calvert Funds. Calvert Associates must complete and receive the required approvals using the “Application For Calvert Associate to be on For-Profit Company Board of Directors.” See Attachment B to this Code of Ethics.

In addition, Calvert Associates are required to report service by an immediate family member as an officer, board member, trustee, or executive member of a publicly traded company using the form provided. See Attachment C to this Code of Ethics.

B.	General Rule – Non/Not-For-Profit Companies

Calvert Associates may serve on the board of directors of a non/not-for-profit company subject to the general prohibitions against conflicts of interest. Such persons need not get prior approval, but must disclose the directorship using the reporting form provided. See Attachment C to this Code of Ethics.

C.	Subsequent Investment Management Activities

Whenever a Calvert Associate is granted approval to serve as a director of a publicly-traded or private for-profit company, he or she shall personally refrain from participating in any deliberation, recommendations, or considerations of whether or not to recommend that any Securities of that company be purchased, sold or retained in the investment portfolio of any Client.

If any Calvert Associate serves on the board of directors of a publicly-traded company, all orders for the purchase or sale of such company’s securities must be pre-cleared using the PTA system as prescribed by the CCO or designee. Receipt of Securities in connection with the Calvert Associate’s compensation package for service on the board do not require preclearance.

VII.	Review and Enforcement

A.	Review

Statements and confirmations, or any related reporting made via the PTA system, will be periodically reviewed by the CCO or his/her designee. Among the factors that will be considered in the analysis of whether any provision of the Code has been violated will be actual harm to client accounts; the Access Person’s job function, with greater scrutiny applied to those involved in the investment process; the Access Person’s prior compliance history; the Access Person’s cooperation and demonstrated understanding of and willingness to comply with, the Code, including whether the violation was self-reported; the size (monetary value) of the transaction; the Access Person’s overall account size and historic trading volume; and other extenuating circumstances (e.g., the transaction was directed by an individual other than the Access Person such as a spouse or financial adviser)

Annually, the CCO will prepare a written “Issues and Certification Report” and provide such report to each Calvert Fund’s Board of Directors/Trustees describing any material issues that have arisen under the Code since the last report, and certifying to each Calvert Fund’s Board that the adopted Code of Ethics and its procedures provide reasonably necessary measures to prevent Access Persons from violating the Code and any applicable procedures.

The Code and any material changes to its provisions and/or procedures must be approved by the CCO and the Board of Directors of Calvert Investments, Inc. Independently, the Code may be adopted by each Calvert Fund’s Board.

B.	Violations

Any failure to comply with any of the requirements, restrictions, or prohibitions of the Code may be subject to remedial actions imposed by the CCO or his/her designee.

Upon learning of a potential deviation from, or violation of the Code, the CCO or his/her designee will review and investigate the matter. The CCO, at his/her discretion, may present the matter to the other CCOs, the Board of Calvert Investments, Inc. and/or each Calvert Fund’s Board for further review, investigation and evaluation. The CCO will present all material violations of the Code to the Board of Directors of Calvert Investments, Inc. and the Calvert Funds’ Boards.

C.	Enforcement

The remedial actions imposed by the CCO will vary depending on the assessment of the CCO of the seriousness of the violation and the intent of the party involved.

The CCO may impose any or all of the remedial actions below, or any other sanctions deemed appropriate, including termination, immediately and without notice, if it is determined that the severity of any violation or violations warrants such action. Any remedial action imposed upon a person will be documented in such person’s personal trading file maintained by the CCO. The CEO must approve remedial actions involving termination, monetary penalties, censure or notice to regulatory authorities.

The following is a list of remedial actions that may be imposed on persons who fail to comply with the Code of Ethics. This list is not intended to be an exhaustive or exclusive list, and any remedial actions imposed will depend on the nature of the violation. Some of the remedial actions, which may be imposed, are:

•	Warning/retraining
•	memorandum of reprimand which outlines the violation of the Code;
•	in-person meeting with the CCO or designee, or the General Counsel to discuss compliance with the Code;
•	imposition of additional restrictions (including prohibition) on personal securities transactions;
•	disgorgement of profits;
•	letter of censure;
•	fines;
•	withholding of bonus;
•	suspension;
•	termination of employment; and
•	notification to appropriate governmental, regulatory and/or legal authorities.

VIII.	Confidentiality of Records and Reports

All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except as regards to appropriate examinations by representatives of the Securities and Exchange Commission or other governmental or regulatory authorities.

IX.	Insider Trading Policy and Procedures

A.	Scope of Policy Statement

This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by all Access Persons, trustee/directors, officers, temporary employees and interns (referred to as “Covered Persons” for the purposes of this Section IX).

The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to an attorney in Legal/Compliance. You must also notify the General Counsel if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

B.	Policy Statement on Insider Trading

Calvert forbids any Covered Person from trading, either personally or on behalf of others, including Clients, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Covered Persons will be liable for any such conduct, even where the Covered Person believes the conduct was not based on material nonpublic information. Calvert’s policy applies to each Calvert Fund, its investment advisor, its principal underwriter, and every officer, director and employee thereof, and extends to activities within and outside their duties at Calvert. Every Covered Person must read and retain this policy statement. Any questions regarding Calvert’s policy and procedures should be referred to the General Counsel. A Covered Person must notify the General Counsel immediately if they have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1)	trading by an insider, while in possession of material nonpublic information; or
(2)	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or
(3)	communicating material nonpublic information to others.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors, trustees and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Calvert may become a temporary insider of a company it advises or for which it performs other services.

What is Material Information? Trading on inside information is not a basis for liability unless the information is material. “Material Information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors, trustees and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material.

It is conceivable that similar advance reports of securities to be bought or sold by a large, influential institutional investor, such as a Fund, may be deemed material to an investment in those portfolio securities. Advance knowledge of important proposed government regulation, for example, could also be deemed material information regarding companies in the regulated industry.

What is Nonpublic Information? Information is nonpublic until it has been disseminated broadly to investors in the market place. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape” or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

C.	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;
•	treble damages;
•	disgorgement of profits;
•	jail sentences;
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•	fines for the employer or other controlling person of up to the greater of $1,000,000, or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Calvert, up to and including dismissal of the persons involved.

D.	Contacts with Public Companies

For Calvert, contacts with public companies represent an important part of our research efforts. Calvert may make investment decisions on the basis of the firm’s conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Covered Person becomes aware of material, nonpublic information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst or an investor relation representative makes a selective disclosure of adverse news to a handful of investors. In such situation, Calvert must make a judgment as to its further conduct. For the protection of the company and its employees, the General Counsel should be contacted if an employee believes that he or she has received material, nonpublic information.

E.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Covered Persons should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

X.	Notices

●	Obligation to Report Violations: Any Access Person who has himself or herself, or who discovers that another Access Person has, violated or apparently violated any provision of this Code of Ethics must promptly report the matter to the CCO.

●	The CCO Has The Authority To Review Records: The CCO or designee may also request additional information to complete his or her compliance review and oversight.

●

Your Privacy: Is extremely important and will be held in the utmost confidence, but your reported information is subject to review and action by regulators, and by appropriate personnel such as the CCO-Advisor, CCO-

Distributor, CCO-Funds, and certain other members of the Legal and/or Compliance Departments.

XI.	Education

Another aspect of Calvert’s compliance procedures will be to keep Calvert Associates and other Access Persons informed. All Calvert Associates and other Access Persons will be trained on and be required to confirm their understanding and acknowledgment of the Code and other specified policies and procedures periodically.

XII.	Discretionary Authority of CCO

The CCO reserves the authority to waive any provision of this Code, for good cause shown, so long as such waiver is not contrary to the federal securities laws and rules and regulations promulgated thereunder. Additionally, the CCO reserves the authority to impose additional restrictions on any individual or group of individuals where necessary to uphold the general fiduciary principles of the Code.

EXHIBIT I

Securities Reporting for Access Persons
This chart indicates which securities must be initially and annually reported and pre-cleared	Is Reporting Required?	Is Pre-clearance Required?
American Depositary Receipts/Shares/Units (ADRs/ADSs/ADUs)	YES	YES
Annuities – Fixed (other than market value adjusted annuities	NO	NO
Annuities – Variable and Market value adjusted annuities	YES	NO

Bonds and other debt instruments, including but not limited to Corporate, Municipal, Closely Held	YES	YES
Bonds and other direct debt instruments of the U.S. Government: (e.g., Treasury notes, bills, bonds, TIPS or STRIPS), and U.S. Guaranteed or of federally sponsored enterprises (FHLMC, FNMA, GNMA, etc.)	NO	NO
Bonds - convertible	YES	YES
Bank certificates of deposit, Savings Certificates, checking and savings accounts and money market accounts. bankers’ acceptances, commercial paper and high quality short-term debt instruments, including repurchase agreements.	NO	NO

Currency Accounts	YES	YES
Derivatives (DECS, ELKS, PRIDES, etc.)	YES	YES (against both underlying stock & derivative)
Futures (including options on): commodity, currency, financial, etc.	YES	YES

Futures (including options on): index	YES	YES
Exchange Traded Funds (ETFs) - (e.g., SPDRS/SPY, Diamonds/DIA, Cubes/QQQ, Holders Trusts, iShares, Power Shares)	YES	YES

Initial Public Offerings (IPOs)	NO - PROHIBITED

Interests in 529 Plans with Calvert affiliated Mutual Funds	YES	NO

Interests in 529 Plans with non-Calvert affiliated Mutual Funds	NO	NO

Life Insurance (variable)	YES	NO
Limited Offerings / Private Placements – Equity and Fixed Income	YES	YES
Limited Partnerships	YES	YES

Limit Order	YES	YES
Open End Calvert Affiliated Mutual Funds	YES	NO
Open End Non-Calvert Affiliated Mutual Funds	NO	NO
Closed End Funds, including registered fund of hedge funds	YES	YES

Options on stocks	YES	YES
Options: exercise of option to buy or sell underlying stock	YES	YES
REITS (Real Estate Investment Trusts)	YES	YES
Stocks: common	YES	YES
Stocks: preferred	YES	YES
Stocks: short sales	YES	YES
Stocks (owned: corporate actions) – exchanges, swaps, mergers, tender offers	YES	NO

Stocks – public offerings (initial OR secondary)	NO-PROHIBITED	NO-PROHIBITED

Stocks – Rights or warrants acquired separately	YES	YES
Unit Investment Trusts (UITs)	YES	YES
Foreign Currency Transactions	YES	NO
Automatic Investment Plans	YES	NO
Automatic Stock Purchase Plan Acquisitions	YES	NO
Offshore Funds	YES	NO

EXHIBIT II

LIST OF ELECTRONIC REPORTING FIRMS

(as of October 15, 2015)

Charles Schwab

E*Trade

Fidelity

Interactive Brokers

Merrill Lynch

Morgan Stanley Smith Barney

Scottrade

TD Ameritrade

Wells Fargo

ATTACHMENT A

[Adviser Letterhead]

[Date]

[ADDRESS BLOCK]

Dear [Name of 3rd Party Adviser Individual],

As you know, I am associated with Calvert Investments (“Calvert”). Calvert has adopted a Code of Ethics (“Code”) under which I am considered to be an “Access Person” of Calvert Investment Management, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (“Adviser Act”), and required to make periodic reporting of my personal securities transactions and holdings in accounts where I have “direct or indirect influence or control” in the decision making with regards to the particular purchase or sale of securities. As required by Rule 204A-1 under the Advisers Act, for accounts where I have no direct or indirect influence or control, Calvert requires that I make certain certifications and also obtain similar certification from the third party manager to those accounts.

I have acknowledged and certified to Calvert that:

1.

I have retained you through [Name of 3rd Party Adviser’s Firm] to manage on a discretionary basis, the following accounts (the “Accounts”) where I have a beneficial interest and specified that I have no direct or indirect influence or control over the decisions related to the purchase or sale of particular securities in the Accounts. Specifically, with regards to the Accounts, I have certified that I have not directly or indirectly:

•	Directed you to make any particular purchases or sales of securities;
•	Suggested to you to make any particular purchases or sales of securities;
•	Discussed with you the timing of any particular securities transaction or asset allocation decision.

Note: It is permissible that I provide you with my investment objectives and discuss with you my general asset class allocation decisions1 but it is not permissible to discuss any timing of such allocation.

Account Number	Does Access Person have any direct or indirect influence or control

1 General asset class allocation decisions generally involve allocation between broad asset classes such as cash, equity and fixed income. If any timing decisions are discussed the Access Person will be deemed to have control over the accounts.

2.

That if my ability to directly or indirectly influence or control the Accounts should change in any way, I will immediately notify Calvert’s Chief Compliance Officer in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to Calvert’s Code and Rule 204A-1; and

3.	I agree to provide reports of holdings and transactions made in the Accounts.

Calvert also requires that I obtain certification from you as the adviser managing the Accounts, with appropriate acknowledgement by [Name of 3rd Party Adviser’s Firm]’ compliance department that they are aware of your certification to Calvert that I have no direct or indirect influence or control over the Accounts and believe it to be true. To satisfy this requirement, I am requesting that you print the attached letter on letterhead of [Name of 3rd Party Adviser’s Firm], date, sign and obtain the appropriate compliance signature and return directly to Calvert’s Chief Compliance Officer.

Sincerely,

[Name of Access Person]

[Letterhead of Name of 3rd Party Adviser’s Firm]

[Date]

Chief Compliance Officer

Calvert Investment Management, Inc.

4550 Montgomery Avenue

Bethesda, MD 20814

Dear [Name of Chief Compliance Officer],

I provide advisory services on a discretionary basis to the accounts listed below (the “Accounts”) where [Name of Access Person] has a beneficial interest.

Account Number	Does Access Person have any direct or indirect influence or control

By signing below, I certify that I manage these accounts on a discretionary basis and that [Name of Access Person] has no direct or indirect influence or control over the decisions related to the particular purchase or sale of securities. Specifically, with regards to these Accounts, [Name of Access Person] does not:

•	Direct me to make any particular purchases or sales of securities;
•	Suggest to me to make any particular purchases or sales of securities;
•	Discuss with me the timing of any particular securities transaction or asset allocation decision.

[Name of 3rd Party Adviser Individual]

Date:

Compliance Department Certification:	[Name of Compliance Individual]
By signing, we are certifying that [Name of 3rd Party Adviser’s Firm] compliance department is aware of this certification and believe to best of knowledge that it to be true.
Date:

ATTACHMENT B

Application for Calvert Associate to serve on

For-Profit Company Board of Directors

Calvert Employee Name

Job Title & Department

Name of For-Profit Company	Time Commitment*

Address of For-Profit Company

Description of for-profit company business:

Plans and time frame for for-profit company to go public:

* Vacation time must be reported on time sheets.

Explain (in detail) why for-profit company would not be a suitable investment for a Client:

Explain (in detail) why for-profit company would not be a suitable investment for the Special Equities program of the Calvert Funds:

I hereby certify that if I am granted approval to serve as a director of a publicly-traded or private for-profit company, I shall personally refrain from participating in any deliberation, recommendations, or considerations of whether or not to recommend that any Securities of that company be purchased, sold or retained in the investment portfolio of any Client.

Calvert Associate Signature	Date

Approvals

Department Manager Signature	Date	Approve/Disapprove

Comments:

Chief Compliance Officer Signature	Date	Approve/Disapprove

Comments:

Chief Executive Officer Signature	Date	Approve/Disapprove

Comments:

II.    Calvert Investments, Inc. Board

Signature of Board Officer	Date	Approve/Disapprove

Comments:

III.    Calvert Fund Boards

Signature of Fund Officer, on behalf of Fund Boards	Date	Approve/Disapprove

Comments:

ATTACHMENT D

Report of Directorship/Relationship Involvement

The Code of Ethics requires prior disclosure, and at least annual disclosure thereafter, of your involvement as an Officer, Board of Directors member, Trustee, Executive Member, or Controlling Person in any Business Venture including, but not limited to, non/not-for-profit companies, and investment organizations, including investment clubs. Please complete a separate report for each Directorship/Relationship that you are involved in by addressing the following questions.

In addition, if your spouse, domestic partner or any immediate family member subject to your financial support is an Officer, Board of Directors Member, Trustee, or Executive Member of a publicly traded company, please complete a copy of this report on their behalf to disclose each position.

1. Name of Company/Organization:

2. Type of Company/Organization:

3. Name of Person involved:

4. Position:

5. Start Date of Affiliation:

6. Are you compensated for your involvement? Yes No

How:

7. Do you have any investment responsibilities on behalf of the company?

Yes No

8. Provide a description of your role and responsibilities

Calvert Associate Name	Compliance	Date

Calvert Associate Signature Date